Exhibit 99.1

   PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE FOURTH QUARTER OF FISCAL 2005

St. Louis, MO, November 2, 2005… Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for the three months ended September 30, 2005 of $441.9 million, up 4 percent from $426.2 million for the three months ended September 30, 2004. Approximately $11.5 million of the $15.7 million increase were sales from the Medallion Foods business, acquired June 22, 2005. Earnings before equity earnings were $17.5 million for this year’s fourth fiscal quarter compared to $17.2 million for the same quarter last year. Fourth quarter net earnings were $12.9 million in fiscal 2005 compared to $12.5 million for fiscal 2004. Diluted earnings per share were $.42 for the quarter, up $.01 from a year ago. Income taxes for the quarter ended September 30, 2005 were reduced by approximately $1.2 million as a result of favorable resolutions of open tax issues.

For the years ended September 30, 2005 and 2004, net sales were $1,675.1 million and $1,558.4 million, respectively, an increase of $116.7 million, or 7 percent. Earnings before equity earnings improved to $66.9 million from $64.7 million last year. Net earnings for the current year were $71.4 million, or $2.34 per diluted share, compared to prior year net earnings of $65.1 million, or $2.17 per diluted share. Of the $.17 year-over-year increase, $.13 was the result of the change in the equity earnings from Ralcorp’s investment in Vail Resorts, Inc.

Approximately half of the increase in year-to-date net sales is attributable to the timing of business acquisitions. Results for fiscal 2005 included a full year of results from the Concept 2 Bakers (C2B) business, acquired on February 27, 2004, and a full year of results from the Bakery Chef business, acquired on December 3, 2003. Fiscal 2004 included results of those businesses subsequent to their respective acquisition dates. Both Bakery Chef and C2B are reported in the Frozen Bakery Products segment. The Medallion Foods acquisition contributed about $12.7 million to Ralcorp’s fiscal 2005 net sales. Medallion is reported as part of Ralston Foods in the Cereals, Crackers & Cookies segment.

As noted below, results for the fourth quarter and full year of fiscal 2005 were negatively impacted by restructuring and accelerated depreciation charges for closed facilities, as well as significant costs of systems upgrades and conversions and other major cost increases. For example, rising freight rates resulted in year-over-year cost increases of more than $18 million for fiscal 2005. Despite the impact of these items, earnings before income taxes and equity earnings increased approximately 2 percent for the year. The effects of rising costs on Ralcorp’s past results of operations have been mitigated to some extent through hedging and forward purchase contracts, as well as volume and selling price increases. Though the freight cost trend is expected to continue at least through the first half of fiscal 2006 and the costs of energy (e.g., natural gas) and certain petroleum-based packaging are also expected to increase significantly, the Company expects that similar mitigation efforts and continued cost reduction efforts will reduce the impact of the anticipated increases.

Net Sales by Segment	Three Months Ended		Year Ended
(in millions)	September 30,		September 30,
	2005	2004	2005	2004
Ralston Foods	$111.8	$96.2	$389.8	$348.6
Bremner	83.4	83.1	327.4	313.6
Cereals, Crackers & Cookies	195.2	179.3	717.2	662.2
Dressings, Syrups, Jellies & Sauces	100.7	96.1	389.9	388.8
Snack Nuts & Candy	58.4	64.1	233.2	230.9
Frozen Bakery Products	87.6	86.7	334.8	276.5
Total Net Sales	$441.9	$426.2	$1,675.1	$1,558.4

Profit Contribution by Segment	Three Months Ended		Year Ended
(in millions)	September 30,		September 30,
	2005	2004	2005	2004
Cereals, Crackers & Cookies	$18.5	$17.3	$69.1	$68.7
Dressings, Syrups, Jellies & Sauces	2.1	1.0	12.3	11.6
Snack Nuts & Candy	6.6	6.5	21.9	20.2
Frozen Bakery Products	13.4	14.6	49.3	38.4
Total Segment Profit Contribution	40.6	39.4	152.6	138.9
Interest expense, net	(4.5)	(3.9)	(16.5)	(13.1)
Restructuring charges	(1.1)	(1.4)	(2.7)	(2.4)
Accelerated depreciation	(1.2)	(.6)	(2.4)	(1.4)
Litigation settlement income, net	.1	-	1.8	.9
Systems upgrades and conversions	(1.4)	(1.8)	(7.0)	(5.5)
Other unallocated corporate expenses	(6.8)	(4.6)	(22.3)	(15.5)
Earnings before Income Taxes
and Equity Earnings	$25.7	$27.1	$103.5	$101.9

Cereals, Crackers & Cookies

Fourth quarter net sales for the Cereals, Crackers & Cookies segment increased $15.9 million from last year, with the Ralston Foods cereal and snacks division up $15.6 million and the Bremner cracker and cookie division up $.3 million. As noted above, Ralcorp recorded about $11.5 million of sales from Medallion in the fourth quarter. The remainder of Ralston Foods’ growth came primarily from product mix, as total volume increased 1 percent, and selling prices improved only slightly. Sales volume of private label ready-to-eat (RTE) cereal grew 7 percent from last year’s fourth quarter, building on a 24 percent increase the previous year. Hot cereal sales volume in the fourth quarter grew less than 1 percent from a year ago, while volume in the relatively smaller foodservice business increased 39 percent. The effects of growth in these areas were partially offset by lower volume from co-manufacturing arrangements, which were about 40 percent of last year’s fourth quarter level and about 4 percent of total sales volume for the 2005 fourth quarter. While this drop was expected, its impact significantly offset improved results from Ralston Foods’ key base business. At Bremner, net sales were up only slightly as improved pricing on some products and favorable product mix were offset by a 4 percent decline in total sales volume compared with last year’s fourth quarter. Excluding co-manufacturing sales (which accounted for nearly 8 percent of Bremner’s total volume), lower-priced saltines volume decreased by about 15 percent while relatively higher-priced specialty cracker volume was down about 2 percent and cookie volume was flat. While total sales volume from co-manufacturing arrangements was flat, the specific products sold had a lower average price, reducing net sales by $1.5 million.

For the year ended September 30, 2005, net sales for the segment were up 8 percent from a year ago, with Ralston Foods and Bremner contributing increases of $41.2 million and $13.8 million, respectively. As noted previously, the Medallion acquisition added $12.7 million to net sales, while the rest of the Ralston Foods increase was driven by continued expansion with existing customers and the effect of a change in product mix. Ready-to-eat cereal sales volume was up 12 percent for the year in an overall category that continues to show minimal growth, while hot cereal and foodservice volumes increased 1 percent and 4 percent, respectively, and Ralston Foods’ co-manufacturing volume was down 46 percent. Bremner’s net sales growth for the year is attributable to a 3 percent increase in sales volume and improved pricing on some products. Bremner’s cracker and cookie volumes were up 1 percent and 11 percent, respectively, for the twelve-month period (again excluding co-manufacturing). Bremner comparisons were helped by incremental sales to former customers of Bake-Line Group, LLC, which ceased operations during the second quarter of last year, but sales volume under co-manufacturing arrangements was 15 percent lower than last year.

Compared to the prior year, the segment’s profit contribution improved 7 percent for the fourth quarter and 1 percent for the year. The fourth quarter improvement is attributable to the Medallion business, as the effects of net sales growth in the existing businesses were offset by increased rates on freight (up approximately $3.6 million) and warehousing costs (up approximately $1.5 million). Unfavorable costs of raisins, tree nuts (primarily almonds), corn, and wheat were offset in the quarter by favorable comparisons of the costs of other commodities such as soybean oil. For the full year, Medallion contributed approximately $1.7 million (net of $.6 million of amortization of acquired intangible assets), while the existing businesses contributed less than last year as a result of higher costs. Freight costs were up about $11 million due to higher rates, warehousing costs increased approximately $3.2 million, and commodity costs were slightly higher. The decline in sales under co-manufacturing agreements reduced segment profit by approximately $2.4 million and $8.7 million for the fourth quarter and year, respectively.

Dressings, Syrups, Jellies & Sauces

In the Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, net sales for the three months ended September 30, 2005 were up $4.6 million (4.8 percent) from last year’s fourth quarter on a 4.5 percent increase in sales volume. The effect of a product mix shift to higher-priced items was almost entirely offset by an unfavorable pricing variance. For the year, net sales dollars were up $1.1 million, as gains of approximately $2.7 million from higher pricing were offset by the impact of a half percent volume decline and a $.4 million decline due to unfavorable mix.

The segment’s fourth quarter profit contribution was $1.1 million higher in fiscal 2005 than in fiscal 2004. Profits were helped by savings derived from previously initiated cost reduction projects (including over $.7 million in reduced employee compensation costs) and the Kansas City plant closure ($.2 million more savings than realized last year), as well as the reduction of expenses incurred to implement those projects (approximately $.5 less than last year). In addition, workers’ compensation expense was $1.4 million lower due to improved safety performance, fewer employees, and other trends. Most of these benefits were offset by increased costs. Higher rates on freight and packaging (especially petroleum-based plastic containers) resulted in additional costs of $.6 million and $2.0 million, respectively. The segment’s twelve-month profit contribution was $.7 million better than last year, despite increases in the costs of freight ($4.4 million), packaging ($6.2 million), and ingredients such as soybean oil and fruit ($1.2 million). The segment benefited from lower workers’ compensation expense ($3.7 million), overhead savings from the Kansas City plant closure ($2.4 million), reduced expenses incurred to determine and implement cost savings initiatives (more than $2.3 million), lower broker commission expenses ($1.0 million) and the continued benefits of cost reduction projects that have improved the segment’s SG&A cost structure.

Snack Nuts & Candy

Fourth quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, were $5.7 million (9 percent) lower than in the fourth quarter of fiscal 2004, which had grown 32 percent from the fourth quarter of fiscal 2003, as the overall snack nuts category could not match the strong volume levels achieved in last year’s fourth quarter. For Nutcracker Brands, a sales volume decline of about 16 percent was partially offset by improved pricing, which had lagged commodity cost increases last year, and sales mix. For the full year, the segment’s net sales were up $2.3 million (1 percent) as a 9 percent decrease in volume was more than offset by improved pricing on several items.

The segment’s fourth quarter and twelve-month profit contribution improved $.1 million and $1.7 million, respectively, from last year as price increases have begun to catch up with cost increases. Costs of tree nuts (primarily almonds, pecans, and cashews) were unfavorable by $4.5 million and $15.7 million for the quarter and year ended September 30, 2005, respectively, and freight costs increased by $.1 million and $.8 million, respectively.

Frozen Bakery Products

Net sales dollars and volume for the Frozen Bakery Products segment grew 1 percent from last year’s fourth quarter. Increased volumes in foodservice and in-store bakery (ISB) breads were partially offset by declines in retail griddle products and ISB cookies. For the year ended September 30, 2005, the segment’s net sales increased $58.3 million compared to fiscal 2004. About $31 million of the increase was the result of an additional two months of results from Bakery Chef, acquired December 3, 2003. Another $16 million is attributable to the additional five months of sales from C2B, acquired February 27, 2004. The remaining twelve-month increase was primarily driven by stronger foodservice and ISB volume partially offset by lower retail griddle products sales volume, and small improvements in foodservice pricing.

Frozen Bakery Products profit contribution for the fourth quarter was $1.2 million lower than a year ago. The decrease was primarily due to higher costs for freight ($.8 million), workers compensation ($.3 million), petroleum-based packaging ($.2 million), and natural gas ($.2 million), partially offset by approximately $.5 million from favorable ingredient costs (eggs, flour, and oils). For the year, the segment’s profit contribution was $49.3 million in fiscal 2005, compared to $38.4 million in fiscal 2004. About $7.1 million of the $10.9 million increase was due to the timing of acquisitions. Twelve-month profit benefited from favorable volume, lower ingredient costs (approximately $2.5 million), improved manufacturing efficiencies (particularly due to the ISB plant consolidation), and pricing. Those benefits were partially offset by approximately $1.9 million of higher freight costs, about $1.1 million of incentive compensation (not paid last year), and $.6 million of additional intangible asset amortization expense.

Interest Expense

Interest expense was $4.5 million and $3.9 million for the three months ended September 30, 2005 and 2004, respectively. For the year, interest expense was $16.5 million in fiscal 2005 and $13.1 million in fiscal 2004. These changes were the result of both higher rates on the Company’s floating rate debt and the timing of a few significant borrowings and repayments.

For the fourth quarter and full year ended September 30, 2005, the weighted average interest rate on all of the Company’s outstanding debt was 4.6 percent and 4.5 percent, respectively, compared to 3.7 percent and 3.5 percent a year ago. For fiscal 2005, these weighted average rates include the effect of an interest rate swap contract designated as a hedge of the interest payments on Ralcorp’s Floating Rate Senior Notes, effectively fixing the rate on those Notes at 4.76 percent from December 2004 through December 2009.

The Company has an agreement which gives it the ability to sell up to $66 million of certain of its trade accounts receivable on an ongoing basis through fiscal 2006. Discounts related to this agreement totaled $1.1 million and $.3 million in fiscal 2005 and 2004, respectively, and are included in the consolidated statement of earnings in selling, general and administrative (SG&A) expenses.

Restructuring Charges

Restructuring charges included (in millions):

	Three Months Ended		Year Ended
	September 30,		September 30,
	2005	2004	2005	2004
City of Industry	$.9	$-	$1.2	$-
Kansas City	.2	.4	1.0	.6
ISB (Kent)	-	1.0	.5	1.8
	$1.1	$1.4	$2.7	$2.4

City of Industry: In the third quarter of fiscal 2005, Ralcorp announced plans to close its leased plant in City of Industry, CA, and transfer much of the production to other Carriage House facilities. This project, which will include the termination of 65 employees, was substantially complete by the end of the fourth quarter and is expected to result in annual savings (net of certain increased costs and lost sales) of $1.1 million beginning in fiscal 2006. The Company recorded $.2 million and $.4 million of employee termination benefits in the third and fourth quarters, respectively. Other related charges totaled $.6 and included costs to clean up the facility, a charge to write off remaining inventories, and an accrual of the remaining lease payment obligations (contract extends through November 2005).

Kansas City: In the third quarter of fiscal 2004, the Company announced plans to close its plant in Kansas City, KS, and transfer production to other Carriage House facilities by the end of fiscal 2004. At the end of the third quarter of fiscal 2005, the carrying amount was written down to management’s revised estimate of the amount of net proceeds to be received, resulting in a loss of $.6 million. During the fourth quarter, Ralcorp recorded an additional $.2 million of expenses related to the facility. No significant future charges are expected for this project.

ISB (Kent): In the second quarter of fiscal 2003, Ralcorp announced plans to close its ISB facility in Kent, WA, and transfer production from that facility and two other ISB facilities to a new ISB plant located in Utah. This project was completed in fiscal 2004. Restructuring costs included $1.2 million of operating lease termination costs recorded as a liability when the facility was vacated in 2003 and an adjustment of $.2 million in 2004. The liability represented the present value of the remaining lease rentals (July 2003 through February 2007), reduced by estimated sublease rentals that could be reasonably obtained for the property. Ralcorp has been unable to sublease a portion of the property and, during the third quarter of fiscal 2005, significantly reduced its estimate of future sublease rentals, resulting in an additional charge of $.5 million. As of September 30, 2005, current and noncurrent liabilities included $.5 million and $.2 million, respectively, related to the remaining net lease obligation.

Equity Interest in Vail Resorts, Inc.

Ralcorp continues to hold an approximate 21 percent equity ownership interest in Vail Resorts, Inc. (NYSE:MTN) Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts’ operating results on a two-month time lag. Vail Resorts’ operations are highly seasonal, typically yielding income for the second and third fiscal quarters and losses for the first and fourth fiscal quarters. However, in the second quarter of fiscal 2004, Vail Resorts recorded a charge related to debt refinancing, resulting in a reported net loss. For the fourth quarter ended September 30, 2005, Ralcorp’s investment in Vail Resorts resulted in a non-cash pre-tax loss of $7.1 million ($4.6 million after taxes), compared to $7.3 million ($4.7 million after taxes) for last year’s fourth quarter. Ralcorp recorded after-tax equity earnings of $4.5 million for fiscal 2005 and $.4 million for fiscal 2004 - an increase of $.13 per diluted share.

Additional Information

See the attached schedules for additional information regarding the Company’s results and financial position. In addition to the results of operations discussed above, the following items should be considered when evaluating current and prior year results.

In March 2005, Bremner management developed a plan to retire equipment composing one of its production lines by March 2006. Based on the shortened expected useful life of that equipment, depreciation has been accelerated by about $.2 million per month beginning in March 2005. Beginning in June 2005 and ending in September, accelerated depreciation totaling approximately $.9 million was recorded on certain City of Industry equipment that was not to be transferred to other Ralcorp facilities. The extra depreciation is included in cost of products sold in the consolidated statement of earnings but excluded from the calculation of segment profit contribution. In fiscal 2004, accelerated depreciation charges were related to the Kansas City and ISB restructuring projects.

In the quarter and year ended September 30, 2005, Ralcorp recorded $.1 million and $1.8 million of income received in settlement of certain claims related to antitrust litigation, respectively. Litigation settlement income was zero and $.9 million in the three and twelve months ended September 30, 2004, respectively.

Large-scale information systems upgrades and conversions resulted in incremental expenses of $1.4 million and $1.8 million in the fourth quarter of fiscal 2005 and 2004, respectively, for a total of $7.0 million and $5.5 million for each year. These project expenses are not allocated to the operating segments and are included in selling, general and administrative expenses in the consolidated statement of earnings. The projects began during fiscal 2003 and are expected to continue through fiscal 2006; however, related expenses for fiscal 2006 are expected to be less than half of the 2005 total. The Bremner division implemented the new systems at the beginning of July 2005 and experienced some related customer service and other issues. The impact of those implementation issues on fourth quarter results of operations was not significant.

Other unallocated corporate expenses increased $2.2 million for the fourth quarter and $6.8 million for the year. These increases were primarily due to $2.4 million higher unallocated systems costs and amortization, $.9 million incremental audit fees and other compliance costs related to the Sarbanes-Oxley Act, the previously mentioned $.8 million increase in discounts related to the sale of receivables, and higher expenses related to acquisition due diligence. Note that the unallocated systems costs and amortization discussed in this paragraph are not the project costs discussed in the previous paragraph. Ralcorp’s policy is to charge divisions, including the corporate headquarters, costs of centralized systems based on usage. During periods of transition, when more than one system is being utilized by the Company, this approach results in unallocated amounts representing the duplication of costs. These excess transitional amounts are reported as unallocated corporate expenses within SG&A.

In October, the Executive Committee of Ralcorp’s Board of Directors increased the existing share repurchase authorization by 2 million shares, for a current total remaining authorization of approximately 3.2 million shares. Since August 1, 2005, Ralcorp has repurchased nearly 400,000 shares of its common stock at prevailing market prices.

It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year. Certain aspects of the Company’s operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can," "believes," "could," "likely," "anticipates," "intends," "plans," "expects," or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition, to the extent the Company is unable to mitigate cost increases or reduce costs associated with the Company’s large-scale information systems conversions, the Company’s operating profit will be negatively impacted.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(In millions except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net Sales	$441.9	$426.2	$1,675.1	$1,558.4
Cost of products sold	(352.0)	(336.6)	(1,339.1)	(1,237.2)
Gross Profit	89.9	89.6	336.0	321.2
Selling, general and administrative expenses	(58.7)	(57.2)	(215.1)	(204.7)
Interest expense, net	(4.5)	(3.9)	(16.5)	(13.1)
Restructuring charges	(1.1)	(1.4)	(2.7)	(2.4)
Litigation settlement income	.1	-	1.8	.9
Earnings before Income Taxes
and Equity Earnings	25.7	27.1	103.5	101.9
Income taxes	(8.2)	(9.9)	(36.6)	(37.2)
Earnings before Equity Earnings	17.5	17.2	66.9	64.7
Equity in (loss) earnings of Vail Resorts, Inc.,
net of related deferred income taxes	(4.6)	(4.7)	4.5	.4
Net Earnings	$12.9	$12.5	$71.4	$65.1

Earnings per Share
Basic	$.43	$.42	$2.41	$2.22
Diluted	$.42	$.41	$2.34	$2.17

Weighted Average Shares Outstanding
Basic	29.7	29.2	29.6	29.1
Diluted	30.5	30.1	30.4	29.9

RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2005	2004	2005	2004

Cereals, Crackers & Cookies	$6.7	$5.7	$24.0	$21.6
Dressings, Syrups, Jellies & Sauces	2.2	2.2	8.7	8.8
Snack Nuts & Candy	.7	.6	2.7	2.4
Frozen Bakery Products	3.9	3.5	15.1	11.6
Corporate	2.0	1.2	5.3	3.1
Total	$15.5	$13.2	$55.8	$47.5

                                        RALCORP HOLDINGS, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEET
                                                        (In millions)

	Sep. 30,	Sep. 30,
	2005	2004

Current Assets	$270.0	$330.3
Noncurrent Assets	999.5	891.3
Total Assets	$1,269.5	$1,221.6

Current Liabilities	$171.4	$199.3
Long-term Debt	422.0	425.7
Other Noncurrent Liabilities	157.8	152.4
Shareholders' Equity	518.3	444.2
Total Liabilities and Shareholders' Equity	$1,269.5	$1,221.6